EXHIBIT 10.3

WELLTOWER INC.

2016-2018 LONG-TERM INCENTIVE PROGRAM

1.                   Purpose.  This 2016-2018 Long-Term Incentive Program (the “Program”) is adopted pursuant to the Amended and Restated Welltower Inc. 2005 Long-Term Incentive Plan (the “Equity Plan”) and any successor equity plan and is intended to provide an incentive for superior work and to motivate executives and employees of Welltower Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees.  The Program is for the benefit of Participants (as defined below).

2.                   Definitions.  Capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Plan.  In addition, as used herein:

“All REIT Index” means the MSCI US REIT Index

“Annualized TSR Percentage” means (1*(1 + Cumulative TSR))^(1/3) - 1.

“Average Same-Store Cash NOI Growth” means the average same-store cash net operating income growth for the period January 1, 2016 through September 30, 2018, as calculated in accordance with generally acceptable accounting standards.

“Award” means a grant to a Participant hereunder.

“Award Notice” means the restricted stock unit award agreement with a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Program, including, without limitation, the Participant’s Target Award.

“Cause” for termination of the Participant’s employment for purposes of Section 6 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) gross negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Company or any Subsidiary; (ii) a breach by the Participant of any of his or her material duties as an employee of the Company or any Subsidiary and the failure of the Participant to cure such breach within 30 days after written notice thereof by the Company or any Subsidiary; (iii) conduct by the Participant against the material best interests of the Company or any Subsidiary or a material act of statutory or common law fraud against the Company, any Subsidiary or the employees of either the Company or any Subsidiary; or (iv) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Company or any Subsidiary.

“Change in Corporate Control” shall have the same meaning as set forth in Section 10.1(a) (but substituting “fifty percent (50%)” for “twenty percent (20%)”) and Section 10.1(c) of the Equity Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $1.00 per share, either currently existing or authorized hereafter.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of Common Stock over the 20 consecutive trading days ending on, and including such date (or if such date is not a trading day, the most recent trading day immediately preceding such date); provided that, if such date is the date upon which a Transactional Change of Control occurs, the Common Stock Price as of such date shall be equal to the fair value, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change of Control for one share of Common Stock.

“Cumulative TSR” means ((1*(1 + TSR Year 1)*(1 + TSR Year 2)*(1 + TSR Year 3)) ‑ 1.

“Disability” for termination of the Participant’s employment for purposes of Section 6 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company that defines “Disability,” then “Disability” shall have the same meaning as defined in the Equity Plan.

“Dividend Value” means the aggregate amount of dividends and other distributions paid on one Share for which the record date occurred on or after the first day of the Performance Period and prior to the Issuance Date for the Performance Period (excluding dividends and distributions paid in the form of additional Shares).

“Earned Award” means, with respect to a Participant, the actual number of shares of Restricted Stock that were earned by such Participant pursuant to this Program at the end of the Performance Period.

“Equity Plan” means the Amended and Restated Welltower Inc. 2005 Long-Term Incentive Plan, as amended from time to time.

“Fair Market Value” means, as of any given date, the fair market value of a security which shall be the closing sale price reported for such security on the principal stock exchange or, if applicable, any other national exchange on which the security is traded or admitted to trading on such date on which a sale was reported.  If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which  there are market quotations.

“Fixed Charge Coverage” means the Company’s fixed charge coverage, as calculated in accordance with generally acceptable accounting standards and measured as of the last quarter of the Performance Period annualized.

“Good Reason” for termination of the Participant’s employment for purposes of Section 6 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination and/or the Participant’s employment agreement does not define “Good Reason”:  (i) a substantial adverse change, not consented to by the Participant, in the nature or scope of the Participant’s responsibilities, authorities, powers, functions, or duties; (ii) a breach by the Company of any of its material obligations hereunder; or (iii) a material change in the geographic location at which the Participant must perform his or her services.  Unless otherwise provided in an employment agreement to which the Participant is a party immediately prior to such termination, to constitute “good reason termination,” the Participant must:  (1) provide written notice to the Company within 90 days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his or her employment unless the Company fails to remedy the event constituting “Good Reason” within 30 days after such notice has been given; and (3) the Participant must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to remedy the event constituting “Good Reason.”

“Health Care REIT Index” means the NAREIT Health Care REIT Index comprising of Ventas, Inc, HCP, Inc., Omega Healthcare Investors, Senior Housing Properties Trust, Healthcare Trust of America, Inc., Healthcare Realty Trust, National Health Investors, Medical Properties Trust, Community Healthcare Trust, Inc., Care Capital Properties, Sabra Health Care REIT, LTC Properties, New Senior Investment Group, Physicians Realty Trust, Universal Health Realty Income and Care Trust REIT, but specifically excluding the Company.  Any health care REIT organization that is not in existence for the entire Performance Period shall be omitted from this index.

“Index Return” means, with respect to the Performance Period, the compounded annualized return of the either the Health Care REIT Index, or the All REIT Index, as applicable, over the Performance Period expressed as a percentage.  For the avoidance of doubt, the intent of the Committee is that Index Return over the Performance Period be calculated in a manner designed to produce a fair comparison between the Company’s Annualized TSR Percentage and the Index Return for the purpose of determining Relative Performance.  In the case of the Health Care REIT Index, the Index Return shall be calculated by a non-weighted comparison of all the companies that comprise the Health Care REIT Index as of program commencement.

“Participant” means an executive or employee of the Company or any Subsidiary selected by the Compensation Committee to participate in the Program.

“Performance Peers” means HCP, Inc., Ventas, Inc., Healthcare Trust of America, Inc., Healthcare Realty Trust Incorporated and Sabra Health Care REIT, Inc.

“Performance Period” means the period commencing on January 1, 2016 and concluding on the earlier of (i) December 31, 2018, or (ii) a Change in Corporate Control.

“Program” means this Welltower Inc. 2016-2018 Long-Term Incentive Program, as amended from time to time.

“Qualified Termination” means termination of a Participant’s employment for Good Reason, by reason of the Participant’s death, Disability, by the Company without Cause, Retirement and in the case of a Participant who is party to an employment agreement with the Company, a non‑renewal by the Company of the term of such agreement.

“Relative Performance” means the Annualized TSR Percentage relative to the applicable Index Return.

“Relative Same-Store Cash NOI Growth” means the differential between the Company’s Average Same-Store Cash NOI Growth and the Performance Peer Group’s Average Same-Store Cash NOI Growth for the same period.

“Retirement” means the voluntary termination of employment by a Participant after attaining age 55, completing ten consecutive years of service and if the sum of the Participant’s age and years of service to the Company is equal to 70 or more; provided that the Participant (a) delivers to the Company, at least six months prior to the date of his or her retirement, written notice specifying such retirement date and the Participant remains in the continuous service of the Company from the date the notice is provided until his or her retirement date, and (b) enters into a retirement agreement with the Company that includes (i) a customary release of claims against the Company and its affiliates and (ii) non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Company.

“Target Award” means a Participant’s target award, expressed in numbers of Restricted Stock Units, for the Performance Period, as set forth in the Participant’s Award Notice.

“Total Shareholder Return” or “TSR” means the compounded annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per share of Common Stock during the Performance Period due to the appreciation in the price per share of Common Stock and dividends paid during the Performance Period, assuming dividends are reinvested.  Total Shareholder Return or TSR for any 12-month period shall be calculated as follows:  (i) the Common Stock Price at the end of the period plus dividends paid during the 12-month period divided by (ii) the Fair Market Value of the Common Stock at the beginning of the period, minus (iii) 1.  As set forth in, and pursuant to, Section 8 of this Agreement, appropriate adjustments to the Total Shareholder Return shall be made to take into account all stock dividends, stock splits, reverse stock splits and the other events set forth in Section 8 that occur during the Performance Period.

“Transactional Change of Control” means a Change in Corporate Control resulting from any person or group making a tender offer for Common Stock, a merger or consolidation where the Company is not the acquirer or surviving entity or consisting of a sale, lease, exchange or other transfer to an unrelated party of all or substantially all of the assets of the Company.

“Valuation Date” means the earlier of (a) December 31, 2018, or (b) the date upon which a Change of Control shall occur.

3.                   Administration

(a)                 The Program shall be administered by the Compensation Committee in accordance with the Equity Plan.  The Compensation Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Program and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Program (including the number of shares of Restricted Stock issuable to any Participant), provided such determinations are made in good faith and are consistent with the terms, purpose and intent of the Program.  In particular, but without limitation and subject to the foregoing, the Compensation Committee shall have the authority:

(i)                   to select Participants under the Program;

(ii)                 to determine the Target Award and any formula or criteria for the determination of the Target Award for each Participant and to determine the Earned Award;

(iii)                to determine the terms and conditions, consistent with the terms of this Program, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;

(iv)               to adopt, alter and repeal such administrative rules, guidelines and practices governing the Program as it shall from time to time deem advisable; and

(v)                 to interpret the terms and provisions of the Program and any Award granted under the Program (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Program.

(b)                 Subject to the terms hereof, all decisions made by the Compensation Committee in good faith pursuant to the Program shall be final, conclusive and binding on all persons, including the Company and the Participants.  No member of the Compensation Committee, nor any officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Program, and all members of the Compensation Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

4.                   Determination of Awards

(a)                 Each Participant’s Award Notice shall specify such Participant’s Target Award.

(b)                 The percentage of a Participant’s Target Award that may be earned for the Performance Period shall be determined as follows:  35 percent of the Target Award shall be earned based on the Company’s Relative Performance to the Health Care REIT Index; 15 percent of the Target Award shall be earned based on the Company’s Relative Performance to the All REIT Index; 15 percent of the Target Award shall be earned based on the Company’s Annualized TSR Percentage; 20 percent of the Target Award shall be earned based on the Company’s Fixed Charge Coverage; and 15 percent of the Target Award shall be earned based on the Company’s New Strategic Initiatives; and as further set forth on Exhibit A.

(c)                 Depending on the weighted average score for the Company’s performance during the Performance Period as determined pursuant to Exhibit A, the percentage of a Participant’s Target Award that may be earned for the Performance Period shall be determined as follows:

Threshold	Target	High	Extraordinary
50%	100%	125%	150%

For performance between two different tiers, the percentage payable shall be calculated using interpolation between tiers.

Except as otherwise provided herein, the Earned Award shall be settled in shares of Restricted Stock subject to additional vesting requirements as set forth in Section 7.

5.                   Change in Corporate Control.  In the event that prior to the end of the Performance Period, a Change in Corporate Control occurs, then each outstanding Award will be deemed earned as of the date of such Change in Corporate Control in accordance with the computation described in Section 4(b) as if the Performance Period ended on the day prior to the consummation of the Change in Corporate Control except that corporate metrics not tied to TSR shall be calculated based on the results through the most recent quarter, but each Award shall further be multiplied by a fraction, the numerator of which shall be the number of full and partial months from the beginning of the Performance Period through the Change in Corporate Control and the denominator of which shall be 36.  Any shares of Common Stock issued to satisfy outstanding Earned Awards shall be fully vested and nonforfeitable.

6.                   Termination of Participant’s Employment.

(a)                 If a Participant’s employment with the Company terminates, the provision of this Section 6 shall govern the treatment of the Participant’s Award exclusively, regardless of the provision of any employment, change in control or other agreement or arrangement to which the Participant is a party, or any termination or severance policies of the Company then in effect, which shall be superseded by this Program.

(b)                 In the event of termination of a Participant’s employment by reason of a Qualified Termination prior to the end of the Performance Period, then the Compensation Committee shall determine the Participant’s outstanding Award in accordance with the computation described in Section 4(b) as if the Performance Period ended on the calendar quarter end immediately preceding the date of the Participant’s Qualified Termination; provided, however, that the Earned Award of such terminated Participant for the

Performance Period shall be multiplied by a fraction, the numerator of which shall be the number of full and partial months in which the Participant was employed by the Company in the Performance Period and the denominator of which shall be 36.  The pro-rated Earned Award shall be paid out in shares of Common Stock that are not subject to any risk of forfeiture.  Such terminated Participant shall also receive a cash payment in an amount determined pursuant to the provisions of Section 7(b) but taken into account only dividends paid through the date of the Qualified Termination.

(c)                 In the event of termination of a Participant’s employment by reason of a Qualified Termination after the end of the Performance Period, any Restricted Stock granted to the Participant under this Program shall become fully vested and nonforfeitable.

(d)                 In the event of a termination of a Participant’s employment for any reason other than a Qualified Termination prior to the end of the Performance Period, except as otherwise set forth in the Participant’s Award Notice, the Award held by the Participant for the Performance Period shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Award.  In the event of a termination of a Participant’s employment for any reason other than a Qualified Termination after the end of the Performance Period, any shares of Restricted Stock granted under Section 7 that remain subject to risk of forfeiture shall be forfeited.

7.                   Payment of Awards.

(a)                 As soon as practicable following the end of the Performance Period, the Compensation Committee shall determine the size of each Participant’s Earned Award, if any, with respect to the Performance Period (with the date of such determination being referred to as the “Issuance Date”).  In no event shall the Issuance Date with respect to the Performance Period be later than 74 days after the end of the Performance Period; provided that (i) in the case of the Performance Period that ends upon a Change in Corporate Control, the Issuance Date shall be no later than immediately prior to the consummation of the Change in Corporate Control, and (ii) in the case of a determination required by Section 6(b), the Issuance Date shall be no later than 74 days after the date of the Participant’s Qualified Termination.

(b)                 On the Issuance Date, the Company shall issue to each Participant (or such Participant’s estate or beneficiary, if applicable) a number of shares of Restricted Stock equal to the Earned Award.  Except as otherwise provided in Sections 5 and 6, one-third of such shares shall be immediately vested and nonforfeitable, one-third of such shares shall become fully vested and nonforfeitable on December 31, 2019, and one-third of such shares shall become fully vested and nonforfeitable on December 31, 2020, subject to continued employment of the Participant through each such date.  On the Issuance Date for the Performance Period, the Company shall also pay in cash to each Participant (or such Participant’s estate or beneficiary, if applicable) an amount equal to the Dividend Value for the Performance Period multiplied by the number of shares issued pursuant to this Section 7(b).

8.                   Adjustments.  Without duplication with the provisions of Section 3 of the Equity Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of Shares, sale of all or substantially all of the assets or Shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than ordinary cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Compensation Committee necessitates action by way of adjusting the terms of the Program, then and in that event, the Compensation Committee shall take such action as shall be necessary to maintain the Participants’ rights hereunder so that they are substantially the same rights existing under this Program prior to such event.

9.                   Restrictions and Conditions.  Subject to the provisions of the Equity Plan and this Program, except as may otherwise be permitted by the Compensation Committee, a Participant shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of the Restricted Stock or an Award; provided that the foregoing restriction shall not apply to Shares actually issued to a Participant pursuant to Section 7 above that are no longer subject to a risk of forfeiture.

10.                Withholding of Tax.  Each Participant shall, not later than the date as of which vesting or payment in respect of an Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Company for payment of any Federal, state and local taxes required by law to be withheld on account of such taxable event.  The Company shall have the authority to cause the required minimum tax withholding obligation to be satisfied by withholding a number of Shares to be issued to a Participant with an aggregate Fair Market Value that would satisfy the withholding amount due.  The Company’s obligation to deliver stock certificates (or evidence of book entry) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by such Participant.

11.                Miscellaneous.

(a)                 Amendment and Termination.  The Company reserves the right to amend or terminate the Program at any time in its discretion without the consent of any Participant, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards.

(b)                 No Contract for Continuing Services.  This Program shall not be construed as creating any contract for continued services between the Company or any of its Subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its Subsidiaries.

(c)                 Governing Law.  The Program and each Award Notice awarded under the Program shall be construed in accordance with and governed the laws of the State of Ohio, without regard to principles of conflict of laws of such state.

(d)                 Construction.  Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.

(e)                 Headings.  The Section headings and Section numbers are included solely for ease of reference.  If there is any conflict between such headings or numbers and the text of this Program, the text shall control.

(f)                  Effect on Other Plans.  Nothing in this Program shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ benefit plans, programs or policies.

(g)                 Clawback Policy.  All Awards granted under this Program shall be subject to forfeiture (as determined by the Compensation Committee) in accordance with the terms of the Company’s clawback or recoupment policy (as in effect from time to time).